Exhibit 99.1

2121 Sage Road, Suite 200 Houston, Texas 77056 Phone 713.625.7800 Fax 713.625.7890

NEWS RELEASE

FOR IMMEDIATE RELEASE October 14, 2009

EXOBOX ANNOUNCES IT HAS ENTERED INTO A LETTER OF INTENT TO ACQUIRE $22.5 MILLION OF PROVEN RESERVES

HOUSTON, TEXAS (OCTOBER 14, 2009) – Today Exobox Technologies Corp. (the “Company”) announced that one of its board members has identified and assisted management in entering into a non-binding letter of intent to acquire 15 income producing oil & gas wells in the Clinton and Marcellus Shale region in Ohio from a private oil & gas company. These oil & gas wells have a represented PV10 reserve value of approximately $22.5 million (based on current NYMEX pricing). It is intended that the cash flow and net worth from the oil and gas assets, will assist to further develop the Company’s software products and technologies, as well as those oil and gas assets being acquired. The parties intend on executing a definitive agreement on or before October 19, 2009.

“Upon the closing of the transaction, this will enable Exobox to continue its operations as originally planned. It should provide us critical mass and bring substantial asset value to the Company,” said Exobox CEO, Kevin Regan.

The non-binding letter of intent contemplates a purchase price of approximately $13.25 million which includes the assumption of existing debt in an amount not to exceed $3 million, as well as the issuance to the seller of a combination of convertible notes, convertible preferred stock and common stock that on a fully-converted basis would not exceed 9.9% of the total shares outstanding of the Company.

This is a non-binding letter of intent, subject to completion of due diligence by both parties and negotiation of definitive agreements, and there can be no assurance that a definitive transaction will be entered into between the parties incorporating these or any other terms.

Contact:
Kevin Regan
713.625.7811

Cautionary Statement Relating to Forward - Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995. This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The words "anticipate," "believe," "estimate," "expect," "intend," "will," "should" and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management's current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: the unprecedented volatility in the global economy; the risk that the future business operations of our software products and/or the oil and gas assets that are to be acquired will not be successful; the risk of due diligence by both parties may not be to the satisfaction of either party; the risk of our ability to close on the acquisition of the oil and gas assets; the risk that we will not realize all of the anticipated benefits from our acquisition of oil and gas assets; the risk that oil and gas prices may fall and negatively affect the value of the properties we intend to acquire and/or our ability to raise additional financing based on the value of these properties; actions of competitors; changes and developments affecting the software industry and the oil and gas industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations, including savings from restructuring actions; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the locations in which we do business; reliance on third parties for the provision of exploration and production services; and other factors that are set forth in the "Risk Factors" section, the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and other sections of Exobox's Quarterly Report on Form 10-Q for the quarters ended April 30, 2009 and Exobox's 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Exobox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

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